Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-235948 on Form S-8 of our report dated March 18, 2020, relating to the consolidated financial statements of Maiden Holdings, Ltd. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of Maiden Holdings, Ltd. for the year ended December 31, 2019.

/s/ Deloitte Ltd.
Hamilton, Bermuda
March 18, 2020